Exhibit 99.1
FOR IMMEDIATE RELEASE:     July 26, 2012

KEY TECHNOLOGY ANNOUNCES FISCAL 2012 THIRD QUARTER RESULTS

WALLA WALLA, WA -- Key Technology, Inc. (Nasdaq: KTEC) announced today sales and operating results for the third quarter of fiscal 2012 and for the nine months ended June 30, 2012.

Net sales for the three-month period ended June 30, 2012 totaled $34.6 million, compared to $33.8 million recorded in the corresponding quarter last year.  Net earnings for the third quarter of fiscal 2012 were $264,000, or $0.05 per diluted share, compared to net earnings of $2.0 million, or $0.38 per diluted share, in the same period a year ago.

Net sales for the nine months ended June 30, 2012 were $87.8 million, compared with $89.9 million for the comparable period in fiscal 2011.  The Company reported a net loss for the fiscal 2012 nine-month period ended June 30, 2012 of $705,000, or $0.13 per diluted share, compared to net earnings of $2.6 million, or $0.48 per diluted share, for the same nine-month period in fiscal 2011.

Jack Ehren, President and Chief Executive Officer, stated, “The results for the third quarter and nine-month period in fiscal 2012 were adversely affected by pre-tax charges of approximately $1.3 million related to cost-reduction initiatives and other employment separation charges taken in the third quarter of fiscal 2012.  Approximately 80% of these charges were expensed as operating expenses, with the remainder affecting cost of goods sold.”

Gross profit for the third quarter of fiscal 2012 was $10.5 million, compared to $12.2 million in the corresponding period last year.  As a percentage of net sales, gross profit in the third quarter of fiscal 2012 was 30.2%, compared to 36.1% in the same quarter of fiscal 2011.  For the nine-month period ended June 30, 2012, gross profit was $26.9 million, compared to $29.7 million for the same period of fiscal 2011, or 30.7% and 33.0% as a percentage of net sales, respectively.

Ehren commented, “The year-to-date margin percentage decrease in fiscal 2012, compared to fiscal 2011, resulted primarily from comparative product mix, continued competitive pricing pressures, and charges related to the third quarter cost-reduction initiatives.  The margin percentage decrease in the third quarter of fiscal 2012, compared to the third quarter of fiscal 2011, was affected by these same factors and specific customer-support costs.  The Company anticipates gross margin percentage improvement in the fourth quarter over the current year third quarter results.”

Operating expenses for the quarter ended June 30, 2012 were $10.0 million, or 28.8% of net sales, compared to $9.0 million, or 26.7% of net sales, in the same quarter last year.  Operating expenses for the nine months ended June 30, 2012 were $27.5 million, or 31.3% of net sales, compared to $25.6 million, or 28.5% of net sales, for the corresponding period of fiscal 2011.

Ehren further commented, “Operating expenses in the third quarter were negatively affected by approximately $1.0 million associated with the cost-reduction initiatives and employment separation charges.  The Company expects operating expenses to be lower in the fourth quarter due to the workforce reductions.”

New orders received during the third quarter of fiscal 2012 were $23.8 million, approximately the same as the $23.8 million in the same period last year.  For the nine-month period ended June 30, 2012, new orders received were $75.3 million, compared to $82.9 million for the same period in fiscal 2011.  The Company’s backlog at the end of the third quarter of fiscal 2012 was $24.3 million, compared to $28.3 million one year ago.  As a result, the Company expects that net sales for the fourth quarter of fiscal 2012 will be significantly lower than net sales in the third quarter of fiscal 2012.

Ehren concluded, “Year-to-date orders and backlog in fiscal 2012 continue to be below the results achieved during the comparable period in fiscal 2011.  The Company believes certain of its markets, most notably the potato market, have remained in a slow period for new capital investment.  As noted last quarter, we are experiencing significant quote activity for potential large-scale projects; however, the majority of these opportunities would result in bookings and shipments beyond fiscal 2012.”

Conference Call

The Company's conference call related to the fiscal 2012 third quarter results can be heard live on the Internet at 2:00 p.m. Pacific Time on Thursday, July 26, 2012.   To access the audio webcast, go to http://www.key.net/investors/investor-events/default.html at least fifteen minutes prior to the call to download and install any necessary audio software.

About Key Technology

Key Technology, Inc., headquartered in Walla Walla, Washington, is a worldwide leader in the design and manufacture of process automation systems for the food processing, industrial and pharmaceutical markets.  The Company’s products integrate electro-optical inspection and sorting, specialized conveying and product preparation equipment, which allows processors to improve quality, increase yield and reduce cost.  Key has manufacturing facilities in Washington, Oregon, and the Netherlands, and worldwide sales and service coverage.

This release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995.  These statements are based on management's current expectations or beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements.  The forward-looking statements in this release address future financial and operating results.

The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements:
•	changes in general economic conditions and disruption in financial markets may adversely affect the business of the Company’s customers and the Company’s business and results of operations;
•
ongoing uncertainty and volatility in the financial markets related to the U.S. budget deficit, the European sovereign debt crisis and the state of the U.S. economic recovery may adversely affect the Company’s operating results;

•	economic conditions in the food processing industry, either globally or regionally, may adversely affect the Company's revenues;
•	the loss of any of the Company’s significant customers could reduce the Company’s revenues and profitability;
•	the Company is subject to pricing pressure that may reduce the Company’s profitability;
•	the failure of the Company's independent sales representatives to perform as expected would harm the Company's net sales;
•	the Company may make acquisitions that could disrupt the Company’s operations and harm the Company’s operating results;
•	the Company's international operations subject the Company to a number of risks that could adversely affect the Company’s revenues, operating results and growth;
•	fluctuations in foreign currency exchange rates could result in unanticipated losses that could adversely affect the Company's liquidity and results of operations;
•	advances in technology by competitors may adversely affect the Company’s sales and profitability;
•	the Company’s new and existing products may not compete successfully in either current or new markets, which would adversely affect the Company’s sales and operating results;
•
the Company’s expansion into new markets, increasingly complex projects and applications, and integrated product offerings could increase the Company’s cost of operations and reduce gross margins and profitability;

•	the Company’s product offerings depend, to a certain extent, on products and components manufactured by others;
•
the Company's information systems, computer equipment and information databases are critical to its business operations, and any damage or disruptions could adversely affect the Company's business and results of operations;

•
the Company’s potential inability to retain and recruit experienced management and other key personnel, or the loss of key management personnel, may adversely affect the Company’s business and prospects for growth;

•	the potential inability to protect the Company’s intellectual property, especially as the Company expands geographically, may adversely affect the Company’s competitive advantage;
•
intellectual property-related litigation expenses and other costs resulting from infringement claims asserted against the Company by third parties may adversely affect the Company’s results of operations and its customer relations;

•	the Company's dependence on certain suppliers may leave the Company temporarily without adequate access to raw materials or products;
•	the Company's operating results are seasonal and may further fluctuate due to severe weather conditions affecting the agricultural industry in various parts of the world;
•	the limited availability and possible cost fluctuations of materials used in the Company's products could adversely affect the Company's gross margins;
•	compliance with recently passed health care legislation may adversely affect the Company’s business;
•
the Company’s reported results may be affected adversely by the implementation of new, or changes in the interpretation of existing, accounting principles or financial reporting requirements, which could require the Company to incur substantial additional expenses; and

•	compliance with changing regulation of corporate governance and public disclosure will result in additional expenses to the Company and pose challenges for the Company’s management.

For a detailed discussion of these and other cautionary statements, please refer to the Company's filings with the Securities and Exchange Commission, particularly Item 1A, "Risk Factors," of the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 2011.

Note:  News releases and other information about Key Technology, Inc. can be accessed at www.key.net.

Key Technology, Inc. and Subsidiaries
Statement of Selected Operating Information
(Unaudited, in thousands, except per share data)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2012	2011	2012	2011

Net sales	$34,620	$33,800	$87,840	$89,876
Cost of sales	24,163	21,586	60,906	60,201
Gross profit	10,457	12,214	26,934	29,675
Operating expenses:
Sales and marketing	4,740	4,972	13,599	14,017
Research and development	2,492	1,800	6,558	4,796
General and administrative	2,740	2,258	7,285	6,747
Amortization of intangibles	4	4	12	12
Total operating expenses	9,976	9,034	27,454	25,572
Gain (loss) on disposition of assets	(16)	(1)	(14)	(20)
Earnings (loss) from operations	465	3,179	(534)	4,083
Other income (expense)	(92)	(174)	(518)	(397)
Earnings (loss) before income taxes	373	3,005	(1,052)	3,686
Income tax expense (benefit)	109	969	(347)	1,116
Net earnings (loss)	$264	$2,036	$(705)	$2,570
Net earnings (loss) per share
- basic	$0.05	$0.38	$(0.13)	$0.48
- diluted	$0.05	$0.38	$(0.13)	$0.48

Shares used in per share calculation - basic	5,456	5,334	5,404	5,304
Shares used in per share calculation - diluted	5,463	5,352	5,404	5,323

Key Technology, Inc. and Subsidiaries
Selected Balance Sheet Information
(Unaudited, in thousands)

	June 30, 2012	September 30, 2011

Cash and cash equivalents	$22,382	$28,754
Trade accounts receivable, net	13,780	8,776
Inventories	23,967	24,269
Total current assets	66,629	69,349
Property, plant and equipment, net	18,490	19,433
Goodwill and other intangibles, net	2,563	2,575
Total assets	88,932	94,405
Total current liabilities, including current portion of long-term debt	23,442	26,865
Long-term debt	4,925	5,197
Shareholders' equity	$58,723	$58,774

###

CONTACT:
          John J. Ehren, Chief Executive Officer – 509-529-2161
          Key Technology, Inc., Walla Walla, Washington